Exhibit 99.1

Conference Call: Dial-in numbers: Webcast: Replay Information:	Today, November 9, at 11:00 a.m. ET 212/346-6539 (US and CAN) or 888/793-1751 (International) www.madcatz.com (Select “Investors”) See release text

News Announcement	For Immediate Release

Contact:
Darren Richardson	Joseph Jaffoni, David Jacoby
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
619/683-9830	212/835-8500 or mcz@jcir.com

MAD CATZ REPORTS FISCAL 2007 SECOND QUARTER RESULTS

- Gross Profit Increases 42.2% Year-Over-Year -

San Diego, California, November 9, 2006 — Mad Catz Interactive, Inc. (“Mad Catz”) (AMEX/TSX: MCZ), a leading worldwide third party video game accessory provider, today announced financial results for the three-month period ended September 30, 2006, the Company’s fiscal 2007 second quarter.

Net sales for the quarter ended September 30, 2006 were $25.8 million, an increase of 8.6% from net sales of $23.7 million during the prior year second quarter. Gross profit for the quarter increased 42.2% to $5.8 million from $4.1 million in the same period a year ago. Gross profit margin in the fiscal 2007 second quarter was 22.4% compared to 17.1% in the fiscal 2006 second quarter. Net income for the quarter ended September 30, 2006 was $0.2 million, or $0.00 per basic and diluted share, compared to a net loss of $1.2 million, or $(0.02) per basic and diluted share, in the prior year fiscal second quarter. EBITDA, a non-GAAP measure, (defined as earnings before interest, taxes, depreciation and amortization), for the quarter ended September 30, 2006 was $1.2 million compared to negative EBITDA of $0.6 million for the quarter ended September 30, 2005. A reconciliation of EBITDA to the Company’s net income on a GAAP basis is included in the financial tables accompanying this release.

Net sales for the six-month period ended September 30, 2006 were $43.9 million, an increase of 14.0% from $38.5 million in the same six-month period of the prior fiscal year. Net loss for the six months ended September 30, 2006 was $0.7 million or $(0.01) per basic and diluted share, compared to net loss of $3.3 million or $(0.06) per basic and diluted share, for the six months ended September 30, 2005. EBITDA for the six months ended September 30, 2006 was $0.8 million compared to negative EBITDA of $2.9 million in the same period of the prior fiscal year.

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Mad Catz Interactive, 11/9/06	page 2

Fiscal 2007 Second Quarter Highlights:

•	Achieved the second consecutive quarter of record net sales

•	Reduced total operating expenses to 19.9% of net sales in the fiscal 2007 second quarter from 23.5% in comparable prior year period

•	Fiscal 2007 second quarter operating expense reduction achieved despite incurring legal expenses related to the settlement of patent infringement litigation as well as $0.3 million of stock option expense

•	Strong European sales growth of 33.2 % driven by:

•	Launch of Real World Golf 2 video game

•	Addition of new customers

•	North American sales growth of 2.2% driven by:

•	U.S. sales increased 6.3%

•	NFL branded accessories distributed to coincide with the launch of Madden 2007

•	Continued success of Real World Golf distribution

•	Shipped Xbox™ 360 licensed backpack

Commenting on the results, Darren Richardson, President and CEO of Mad Catz stated, “Mad Catz has achieved consecutive record quarterly net revenues despite the industry challenges presented by the ongoing console transition. Our ability to overcome these industry and seasonal factors is a direct result of our initiatives to diversify our revenue sources, leverage our distribution channels and expand geographically. The success of these initiatives was evident in the fiscal 2007 second quarter as our Real World Golf distribution, strong sales of our NFL branded accessories surrounding the launch of Madden 2007 and continued growth in Europe contributed to the quarterly results.

“We continue to make progress on strengthening the balance sheet and improving working capital efficiency. Inventories declined by $11 million or 41% from year-ago levels. Bank borrowings also fell significantly from year-ago levels as we ended the fiscal 2007 second quarter with $14.8 million outstanding on our credit facility compared with $20.6 million at the same time last year. We remain committed to driving further improvements through the balance of the year.

“Mad Catz recently renewed its $35 million asset based credit facility with Wachovia Capital Finance Corporation for a three year term. We value Wachovia’s ongoing confidence in Mad Catz as we seek to strengthen our capital structure and balance sheet to afford us the optimum capacity and flexibility to further execute on our strategic growth and diversification initiatives.

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Mad Catz Interactive, 11/9/06	page 3

Mr. Richardson continued, “Mad Catz has begun shipping non-licensed accessories for the upcoming launch of the Sony PlayStation3 and Nintendo Wii consoles but we expect sales from products for new consoles to be more meaningful once the installed base has been established, which is typically one year following launch. To take advantage of the growth in Xbox360 sales, Mad Catz is expanding its Xbox360 offering to include a range of licensed merchandise for the highly anticipated Gears of War® video game and an innovative Xbox360 software/hardware bundle featuring an ‘old school’ arcade stick and 3 classic arcade titles.”

The Company will host a conference call and simultaneous webcast today November 9, 2006, at 11:00 a.m. ET. Following its completion, a replay of the call can be accessed for 30 days on the Internet from the Company’s Web site (www.madcatz.com, select “Investors”) or for 2 days via telephone at 402/977-9140 (reservation # 21307087) or, for International callers, at 800/633-8284.

About Mad Catz

Mad Catz is a worldwide leader of innovative peripherals in the interactive entertainment industry. Mad Catz designs and markets a full range of accessories for video game systems and publishes video game software, including the industry leading GameShark brand of video game enhancements. Mad Catz has distribution through most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information go to www.madcatz.com.

Safe Harbor for Forward Looking Statements:

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” “confident” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance together with the negative of such expressions. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; delays in the Company’s ability to obtain products from its manufacturers in China; market and general economic conditions. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

-tables follow-

Mad Catz Interactive, 11/9/06	page 4

MAD CATZ INTERACTIVE, INC.

Consolidated Statements Of Operations

(in thousands of U.S. dollars, except per share data)

(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2005
Net sales	$25,788	$23,744	$43,929	$38,536
Cost of sales	20,017	19,686	34,410	32,160

Gross profit	5,771	4,058	9,519	6,376
Operating expenses:
Sales and marketing	2,049	2,904	4,593	5,373
General and administrative	2,397	1,985	4,337	3,651
Research and development	485	481	704	959
Amortization of intangible assets	201	201	402	402

Total operating expenses	5,132	5,571	10,036	10,385

Operating income (loss)	639	(1,513)	(517)	(4,009)
Interest expense, net	(291)	(293)	(564)	(619)
Foreign exchange gain (loss), net	1	329	163	(31)
Other income	72	101	129	215

Income (loss) before income taxes	421	(1,376)	(789)	(4,444)
Income tax expense (benefit)	225	(155)	(109)	(1,111)

Net income (loss)	$196	$(1,221)	$(680)	$(3,333)

Basic and diluted net income (loss) per share:	$0.00	$(0.02)	$(0.01)	$(0.06)

Shares used in calculating basic and diluted net income per share	54,244,383	54,244,383	54,244,383	54,244,383

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Mad Catz Interactive, 11/9/06	page 5

MAD CATZ INTERACTIVE, INC.

Consolidated Balance Sheets

(in thousands of U.S. dollars)

	September 30, 2006	March 31, 2006
	(unaudited)
Assets
Current assets:
Cash	$1,628	$1,607
Accounts receivable, net of allowances of $5,714 and $5,198 at September 30, 2006 and March 31, 2006, respectively	20,253	12,024
Other receivables	60	429
Inventories	15,770	18,390
Income taxes receivable	1,172	1,275
Deferred tax assets	2,586	2,586
Other current assets	927	1,661

Total current assets	42,396	37,972
Deferred tax assets	3,700	3,339
Property and equipment, net	1,970	2,427
Intangible assets, net	2,232	2,634
Goodwill	23,437	22,363

Total assets	$73,735	$68,735

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$14,822	$8,581
Accounts payable	16,436	19,502
Accrued liabilities	4,600	3,800

Total current liabilities	35,858	31,883
Shareholders’ equity:
Common stock, no par value, unlimited shares authorized; 54,244,383 shares issued and outstanding at September 30, 2006 and March 31, 2006	47,055	46,746
Accumulated other comprehensive income	8,512	7,116
Accumulated deficit	(17,690)	(17,010)

Total shareholders’ equity	37,877	36,852

Total liabilities and shareholders’ equity	$73,735	$68,735

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Mad Catz Interactive, 11/9/06	page 6

MAD CATZ INTERACTIVE, INC.

Supplementary Data

(unaudited)

(in thousands of U.S. dollars)

Geographical Sales Data

The Company’s net sales are attributable to the following countries:

	Three Months Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2005
Net Sales
United States	$17,432	$16,398	$31,121	$27,044
Europe	6,840	5,135	9,302	8,254
Canada	1,516	2,147	3,397	3,143
Other countries	—	64	109	95

	$25,788	$23,744	$43,929	$38,536

EBITDA Reconciliation

EBITDA represents net income (loss) plus interest, taxes, depreciation and amortization.

	Three Months Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2005
Net income (loss)	$196	$(1,221)	$(680)	$(3,333)
Adjustments:
Interest expense	291	293	564	619
Income tax expense (benefit)	225	(155)	(109)	(1,111)
Depreciation and amortization	504	474	1,015	927

EBITDA	$1,216	$(609)	$790	$(2,898)

EBITDA represents net income (loss) plus interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the performance measures found in our financial statements, EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of some of our assets.

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